Filed Pursuant to Rule 424(b)(2) Registration No. 333-133007 October 30, 2008
HSBC USA Inc. $2,898,000 Buffered Enhanced Market Participation Note Linked to the Financial Select Sector SPDR Fund	PRICING SUPPLEMENT (To Prospectus dated April 5, 2006, Prospectus Supplement dated October 12, 2007, and Prospectus Addendum dated December 12, 2007)

Terms used in this pricing supplement are described or defined in the prospectus supplement and the prospectus. The notes offered will have the terms described in the prospectus supplement and the prospectus. The notes are 20% principal protected, and you may lose up to 80% of your initial investment in the notes.

•	Reference Asset:	The Financial Select Sector SPDR Fund (ticker: XLF).
•	Principal Amount:	$1,000 per note, subject to a minimum purchase of 1 note ($1,000).
•	Trade Date:	October 28, 2008.
•	Pricing Date:	October 28, 2008.
•	Original Issue Date:	October 31, 2008.
•	Final Valuation Date:	December 28, 2009.
•	Maturity Date:	3 business days after the final valuation date and is expected to be December 31, 2009. The maturity date is subject to adjustment as described herein.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	You will receive a cash payment on the maturity date that is based on the final return (as described below):
- If the final return is greater than 0.00%, you will receive an amount equal to the principal amount plus the lesser of:
(i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and
(ii) the product of (a) the principal amount multiplied by (b) the maximum gain;
- If the final return is between 0.00% and -20.00%, inclusive, you will receive the principal amount; and

-  If the final return is less than -20.00%, you will lose 1.00% of the original principal amount for each percentage point that the final return is below -20.00%. For example, if the final return is -30.00%, you will suffer a 10.00% loss and receive 90.00% of the original principal amount.

•	Upside Participation Rate:	300.00%
•	Maximum Gain:	30.00%.
•	Initial Value:	15.25, which represents the official closing price of one share of the reference asset on the pricing date, as determined by the calculation agent.
•	Final Value:	The official closing price of one share of the reference asset on the final valuation date, as determined by the calculation agent.
•	Final Return:
The quotient, expressed as a percentage, of (i) the final value of the reference asset minus the initial value of the reference asset divided by (ii) the initial value of the reference asset. Expressed as a formula:

•	Official Closing Price:
The official closing price of one share of the reference asset on any scheduled trading day between the pricing date and the final valuation date, inclusive, as determined by the calculation agent and displayed on Bloomberg Professional® service page <XLF UA> <EQUITY>.

•	Form of notes:	Book-Entry.
•	CUSIP and ISIN:	4042K0TD7 and US4042K0TD71.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
•	Agent’s Discount/ Total:	0.50% / $14,490.00
•	Proceeds to Issuer/ Total:	99.50% / $2,883,510.00

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PR-5 of this document and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

Calculation of Registration Fee
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Buffered Enhanced Market Participation Notes linked to XLF due December 31, 2009	$2,898,000.00	$113.89
(1)Calculated in accordance with rule 457(r) of the Securities Act of 1933, as amended

HSBC SECURITIES (USA) INC. October 30, 2008

SUMMARY

General Terms

This pricing supplement relates to one note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to a single reference asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset, any index or stocks underlying any index, or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, and the prospectus addendum of December 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PR-5 of this pricing supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date and for each note, we will pay you the cash settlement value, which is an amount in cash based on the final return, as described below:

•	If the final return is greater than 0.00%, you will receive an amount equal to the principal amount plus the lesser of:

(i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and
(ii) the product of (a) the principal amount multiplied by (b) the maximum gain;

•	If the final return is between 0.00% and -20.00%, inclusive, you will receive the principal amount; and

•
If the final return is less than -20.00%, you will lose 1.00% of the original principal amount for each percentage point that the final return is below -20.00%. For example, if the final return is -30.00%, you will suffer a 10.00% loss and receive 90.00% of the original principal amount.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $5,000 for printing, trustee and legal fees and other expenses allocable to the offerings.

Market Disruption Event

If the final valuation date is not a scheduled trading day then the final valuation date will be the next day that is a scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day on which a market disruption event does not exist. If a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the final valuation date, and the calculation agent will determine the final value of the reference asset on that date in good faith and in its sole discretion using its estimate of the exchange traded price for the reference asset that would have prevailed but for that market disruption event. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date and no interest will be payable in respect of such postponement.

“Market disruption event” means, with respect to the reference asset, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the reference asset, (B) relating to any security included in the underlying index of the reference asset or (C) in futures or options contracts relating to the reference asset or the underlying index of the reference asset, on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for shares of the reference asset, (B) to effect transactions in, or obtain market values for any security included in the underlying index of the reference asset, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset or the underlying index of the reference asset on any relevant related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange relating to shares of the reference asset or relating to any security included in the underlying index of the reference asset or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on the exchange and (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the reference asset or the underlying index of the reference asset has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the reference asset or the underlying index of the reference asset on such temporary substitute exchange or quotation system as on the original related exchange) on which futures or options contracts relating to the reference asset or the underlying index of the reference asset are traded where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the reference asset or the underlying index.

“Relevant exchange” means, with respect to the reference asset, any exchange on which shares of the reference asset or securities then included in the underlying index of the reference asset trade.

“Scheduled closing time” means with respect to a relevant exchange or a related exchange, the scheduled weekday closing time on any scheduled trading day of the relevant exchange or related exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means, with respect to the reference asset, any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for their respective regular trading sessions.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:

♦  You believe the price of the reference asset will increase moderately—meaning that you believe the price of the reference asset will increase over the term of the notes, but do not believe such increase is likely to exceed the maximum gain.

♦  You are willing to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -20.00%.

♦  You are willing to invest in the notes based on the fact your return (as magnified by the upside participation rate) is subject to the maximum gain.

♦  You are willing to forego dividends paid on the stocks included in the underlying index.

♦  You do not seek current income from this investment.

♦  You do not seek an investment for which there is an active secondary market.

♦  You are willing to hold the notes to maturity.

♦  You seek an investment whose return is linked to a reference asset tracking the performance of an underlying index that represents companies in the financial sector of the S&P 500® Index.

The notes may not be suitable for you if:

♦  You do not believe the price of the reference asset will increase over the term of the notes, or you believe the price of the reference asset will increase by more than the maximum gain during the term of the note.

♦  You are unwilling to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -20.00%.

♦  You seek an investment that is exposed to the full potential appreciation of the reference asset, without a cap on participation.

♦  You prefer a product that provides an upside participation rate of greater than the rate indicated on the cover page of this pricing supplement.

♦  You prefer to receive the dividends paid on any stocks included in the underlying index.

♦  You seek current income from this investment.

♦  You are unable or unwilling to hold the notes to maturity.

♦  You seek an investment for which there will be an active secondary market.

♦  You seek an investment that is 100% principal protected.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦  You do not seek an investment whose return is linked to a reference asset tracking the performance of an underlying index that represents companies in the financial sector of the S&P 500® Index.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the underlying index. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus addendum and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•  “— Risks Relating to All Note Issuances”; and

•  “— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Principal Protected and You May Lose Up to 80% of Your Investment.

The notes are not principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your notes if the final return is below -20.00%. In that event, you will lose 1.00% of the principal amount for each percentage point that the final return is below -20.00%. Accordingly, you may lose up to 80.00% of your investment in the notes.

Your Gain on the Notes at Maturity, if any, May Not Reflect the Full Performance of the Reference Asset.

Your payment at maturity per note will not be greater than the amount equal to the principal amount plus the product of (i) the principal amount multiplied by (ii) the maximum gain. This means that the maximum possible return for each note is the maximum gain. Therefore, you may not have the benefit of full exposure to the positive performance of the reference asset if the product of the final return multiplied by the upside participation rate is greater than the maximum gain.

The Value of Shares of the Reference Asset may not Completely Track the Value of the Index that Underlies the Reference Asset (the “underlying index”).

Although the trading characteristics and valuations of shares of the reference asset will usually mirror the characteristics and valuations of the underlying index, the value of the shares of the reference asset may not completely track the value of the underlying index. The reference asset may reflect transaction costs and fees that are not included in the calculation of the underlying index. Additionally, because the reference asset may not actually hold all of the stocks that comprise the underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks that comprise the underlying index, the reference asset may not fully replicate the performance of the underlying index.

There Are Industry Concentration Risks Associated with Notes Linked to the Financial Select Sector SPDR.

The stocks included in the Financial Select Sector Index, the underlying index, and that are generally tracked by the reference asset are stocks of companies representing the financial sector of the S&P 500® Index. As a result, an investment in the notes will be concentrated in this single sector. Although an investment in the notes will not give noteholders any ownership or other direct interests in the stocks underlying the Financial Select Sector Index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the financial sector of the S&P 500® Index.

Uncertain Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, it would be reasonable to treat the notes as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes and, in the opinion of Cadwalader, Wickersham & Taft, our special counsel, it is reasonable to treat the notes in accordance with this approach. Under this approach, any gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes that is held for one year or less at the time of disposition would generally be treated as short-term capital gain, and except as provided below in “Certain U.S. Federal Income Tax Considerations”, generally any gain recognized on the taxable disposition of the note that is held for more than a year at the time of disposition would be treated as long-term capital gain. Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the reference asset relative to its initial value. We cannot predict the final value of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the reference asset.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume that the notes are held to maturity, that the upside participation rate is equal to 300.00%, that the maximum gain is 30.00% and that if the final return is below -20.00%, investors will lose 1.00% of the original principal amount of their notes for each percentage point that the final return is below -20.00%.

Example 1: The reference asset increases moderately in value over the term of the notes.
Reference Asset
Initial Value	15.25
Final Value	16.01
Final Return	5.00%
Final Return: x Upside Participation Rate:	15.00%
Maximum Gain:	30.00%
Cash Settlement Value:	$1,150.00

Because the final return is positive, the cash settlement value equals principal amount plus the lesser of (i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and (ii) the product of (a) the principal amount multiplied by (b) the maximum gain. Accordingly, at maturity, the cash settlement value in this example would equal $1,150.00.

Example 1 shows that you are assured a positive return of your principal investment where the final value of the reference asset exceeds its initial value on the final valuation date. Nonetheless, the receipt of only the original principal amount plus a positive return at maturity may be less than the rate that you would have received from a conventional debt security.

Example 2: The reference asset increases significantly in value over the term of the notes.
Reference Asset
Initial Value	15.25
Final Value	19.06
Final Return	25.00%
Final Return: x Upside Participation Rate:	75.00%
Maximum Gain:	30.00%
Cash Settlement Value:	$1,300.00

Because the final return is positive, the cash settlement value equals principal amount plus the lesser of (i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and (ii) the product of (a) the principal amount multiplied by (b) the maximum gain. Accordingly, at maturity, the cash settlement value in this example would equal $1,300.00.

Example 2 shows that the return on your investment in the notes would be capped by the maximum gain in situations where the final return multiplied by the upside participation rate exceeds the maximum gain.

Example 3: The reference asset declines slightly in value over the term of the notes.
Reference Asset
Initial Value	15.25
Final Value	14.49
Final Return:	-5.00%
Cash Settlement Value:	$1,000

Here, the final return is -5.00%.

Because the final return is negative, but is not less than -20.00%, you will receive a cash settlement value equal to the original principal amount of the notes. Accordingly, the cash settlement value in this example would equal to $1,000.

Example 3 shows that you are assured the return of your principal investment where the value of the reference asset experiences a decrease of no greater than 20.00% over the term of the notes. Nonetheless, the receipt of only the original principal amount at maturity may be less than the rate that you would have received from a conventional debt security.

Example 4: The value of the reference asset declines significantly over the term of the notes.
Reference Assset
Initial Value	15.25
Final Value	10.68
Final Return:	-30.00%
Cash Settlement Value:	$900.00

Here, the final return is -30.00%.

Because the final return is negative and is less than -20.00%, you would lose 1.00% of the original principal amount of your notes for each percentage point that the final return is below -20.00%. Accordingly, at maturity, the cash settlement value would be equal to $900.00, and you would suffer a loss of 10.00% of your principal amount.

Example 4 shows that you may lose up to 80.00% of the original principal amount of your notes if the final return falls below -20.00%.

Sensitivity Analysis - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the final return) on a $10,000 note for a hypothetical range of performance for the final return from -100% to +100%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. The table assumes a hypothetical upside participation rate of 300.00% and a maximum gain of 30.00%. The table also assumes that if the final return is less than -20.00%, you will lose 1.00% of the original principal amount of your notes for each percentage point that the final return is below -20.00%.

Assumptions:
•	Principal Amount:	$10,000

•	Maximum Gain:	30.00%

•	Upside Participation Rate:	300.00% if the final return is positive

•	Partial Principal Protection:	The initial 20.00% of any negative final return

•	Reference Asset Performance:	100% to -100%

Performance of the Reference Asset	Performance of the Notes
Final Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300.00%	30.00%	$13,000
90.00%	300.00%	30.00%	$13,000
80.00%	300.00%	30.00%	$13,000
70.00%	300.00%	30.00%	$13,000
60.00%	300.00%	30.00%	$13,000
50.00%	300.00%	30.00%	$13,000
40.00%	300.00%	30.00%	$13,000
30.00%	300.00%	30.00%	$13,000
20.00%	300.00%	30.00%	$13,000
10.00%	300.00%	30.00%	$13,000
5.00%	300.00%	15.00%	$11,500
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	0.00%	$10,000
-10.00%	N/A	0.00%	$10,000
-20.00%	N/A	0.00%	$10,000
-30.00%	N/A	-10.00%	$9,000
-40.00%	N/A	-20.00%	$8,000
-50.00%	N/A	-30.00%	$7,000
-60.00%	N/A	-40.00%	$6,000
-70.00%	N/A	-50.00%	$5,000
-80.00%	N/A	-60.00%	$4,000
-90.00%	N/A	-70.00%	$3,000
-100.00%	N/A	-80.00%	$2,000

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

DESCRIPTION OF THE REFERENCE ASSET

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the reference asset or any of the securities comprising the underlying index. All disclosures contained in this pricing supplement regarding the reference asset and the underlying index, including their make-up, performance, method of calculation and changes in their components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the reference asset, the underlying index or stocks comprising the underlying index contained in this pricing supplement. You should make your own investigation into the reference asset, the underlying index as well as stocks included in the underlying index. The underlying index sponsor has no obligation to continue to publish, and may discontinue publication of, the underlying index. The underlying index sponsor may discontinue or suspend the publication of the underlying index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the underlying index sponsor is accurate or complete. For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

Financial Select Sector SPDR® (XLF)

We have derived all information contained in this pricing supplement regarding the reference asset, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s (“S&P”) and SSgA Funds Management, Inc. (“SSFM”). The reference asset is an investment portfolio maintained and managed by SSFM. The reference asset is an exchange traded fund (“ETF”) that trades on the AMEX under the ticker symbol “XLF”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Select Sector SPDR Trust consists of separate investment portfolios (each, a “Select Sector SPDR Fund”). Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of Global Industry Classification Standards from a defined universe of companies. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. The reference asset represents the companies that represent the Financial Select Sector Index (the “underlying index”).

Investment Objective and Strategy

The reference asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The underlying index measures the performance of the financial services sector of the U.S. equity market. The underlying index includes companies in the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate including REITs.

Replication

The reference asset pursues the indexing strategy of “replication” in attempting to track the performance of underlying index. The reference asset will invest in all of the securities which comprise the underlying index. The reference asset will normally invest at least 95% of its total assets in common stocks that comprise the underlying index.

Correlation

The underlying index is a theoretical financial calculation, while the reference asset is an actual investment portfolio. The performance of the reference asset and the underlying index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The reference asset, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

The Financial Select Sector Index

The underlying index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of financial products. Companies in the underlying index include a wide array of diversified financial services firms whose business lines range from investment management to commercial and business banking.

The stocks included in the underlying index are selected by the Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the underlying index will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. The AMEX acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Underlying Index. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent or any Select Sector SPDR® Fund.

Historical Performance of the Reference Asset

The following table sets forth the quarterly high and low intraday, as well as end-of-quarter closing prices, of the reference asset on the primary exchange for each quarter in the period from January 1, 2004 through September 30, 2008 and for the period from October 1, 2008 through October 28, 2008. The closing price of the reference asset on October 28, 2008 was 15.25. We obtained the data in the following table from Bloomberg Professional® service, without independent verification by us. Historical prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given that the price of the reference asset will increase relative to the initial value during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2005	30.78	28.10	28.42
June 30, 2005	29.82	27.39	29.47
September 30, 2005	30.39	28.70	29.50
December 30, 2005	32.60	28.43	31.69
March 31, 2006	33.32	31.28	32.54
June 30, 2006	34.21	31.18	32.30
September 30, 2006	34.99	31.44	34.68
December 31, 2006	37.14	34.41	36.74
March 30, 2007	37.99	34.19	35.52
June 29, 2007	38.15	35.12	36.02
September 30, 2007	36.92	31.52	34.20
December 31, 2007	35.97	28.10	28.98
March 31, 2008	29.93	22.29	24.85
June 30, 2008	28.16	20.06	20.20
September 30, 2008	24.29	16.78	19.96
October 1, 2008 through October 28, 2008	20.70	12.79	15.25

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes and, in the opinion of Cadwalader, Wickersham & Taft, our special counsel, it is reasonable to treat the notes in accordance with this approach. Under this approach, any gain recognized on the sale, exchange, maturity, or other taxable disposition of a note that is held for one year or less at the time of disposition would generally be treated as short-term capital gain, and, except as provided below, generally any gain recognized on the taxable disposition of a note that is held for more than a year at the time of disposition would be treated as long-term capital gain. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Under the “constructive ownership” rules of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term capital gain had it held the reference asset directly. However, because the U.S. holder does not share in distributions made on the reference asset, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the reference asset directly.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (such as the notes) should be required to accrue income during their term under a mark-to-market, accrual, or other methodology, whether income and gain on such a notes or contracts should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” section in the Prospectus Supplement.

DELISTING OR SUSPENSION OF TRADING IN THE SHARES OF THE REFERENCE ASSET; TERMINATION OF THE REFERENCE ASSET; AND DISCONTINUATION OF THE UNDERLYING INDEX

If the shares of the reference asset are delisted from, or trading of shares of the reference asset is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares of the reference asset (any such trading successor or substitute securities, the “successor shares”), such successor shares will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If the shares of the reference asset are delisted from, or trading of the shares of the reference asset is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of the reference asset are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, in it sole discretion, and such successor or substitute security will be deemed to be such reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If the reference asset is liquidated or otherwise terminated (a “termination event”), the final value of the shares of the reference asset on the final valuation date will be determined by the calculation agent in accordance with the general procedures last used to calculate the reference asset prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the final value as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the notes.

If a termination event has occurred with respect to the reference asset and the underlying index sponsor discontinues publication of the underlying index and if the underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the underlying index, then the level of the underlying index will be determined by reference to the level of that comparable index, which we refer to as a “successor underlying index.” Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will provide notice thereof of the selection of the successor underlying index to the registered holders of the notes.

If a termination event has occurred and the underlying index sponsor discontinues publication of the underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the level to be substituted for the underlying index on the final valuation date will be a level computed by the calculation agent for that date in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance.

If a successor underlying index is selected or the calculation agent calculates a level as a substitute for the underlying index as described above, the successor underlying index or level, as the case may be, will be substituted for the underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

“Underlying index sponsor” means with respect to Financial Select Sector Fund, The McGraw-Hill Companies, Inc.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holder of notes, absent manifest error.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Return on the Notes — Payment at Maturity” in this pricing supplement. In that case, the five scheduled trading days preceding the date of acceleration will be used as the observation dates for purposes of determining the accelerated final return. If a market disruption event exists with respect to an index on any such scheduled trading days, then the disrupted observation date for that index will be postponed for up to five scheduled trading days (in the same general manner used for postponing any observation date during the term of the notes). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement, Prospectus Addendum, and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement, Prospectus Addendum, and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $2,898,000 Buffered Enhanced Market Participation Notes Linked to Financial Select Sector SPDR Fund. October 30, 2008 PRICING SUPPLEMENT

TABLE OF CONTENTS
Pricing Supplement
Summary	PR-2
Investor Suitability	PR-4
Risk Factors	PR-5
Illustrative Examples	PR-6
Description of the Reference Asset	PR-10
Certain U.S. Federal Income Tax Considerations	PR-12
Certain ERISA Considerations	PR-13
Delisting or Suspension of Trading in the Shares of the Reference Asset; Termination of the Reference Asset; and Discontinuation of the Underlying Index	PR-13
Events of Default and Acceleration	PR-14
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59